Exhibit 99.1

SUNRISE SENIOR LIVING, INC.

2010 ANNUAL INCENTIVE PLAN – NEO INDIVIDUAL GOALS

Goal Area	Description	Weighting (% of Incentive)
Fiscal Solvency / Responsibility: Managing the business to meet near-term and future financial stability, with a focus on G&A	Reduce quarterly G&A expense as a percentage of revenue with $90M recurring run rate for end of the year Effectively maintain cash position while balancing the long-term needs of the company with short-term demands	15%
Strategic Initiatives: Planning, launching or executing key initiatives to support our future strategic footprint	Monetize non-core assets, or other strategic sales subject to board approval Lead substantial initiatives that result in material improvement to financial position through activities including, but not limited to, strategic divestures, successful litigation, and capital investors	15%
Operational Success: Executing operations that promote safety and quality care, and that promote sound management within our locations	Achieve occupancy in line with industry trends, but tempered by proper long term NOI and risk management Align pricing with service delivery levels Increase community profitability	15%
Talent Management: Developing our pipeline of talent, achieving success in recruiting key roles, and managing unwanted turnover	Align human capital with business direction Ensure top talent in key roles Develop successors for key roles Provide change management leadership and vision company-wide	15%
Company Financial (Team):	Net Operating Profit (NOP) – Managing core business to budget	20%
	Cash Flow – Managing cash to allow for continuing operations	20%

Total		100%